Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200
Fax: (412) 442-8290
                                                                                                                                                                                                                                                                   Exhibit 99.1
                                                                                PRESS RELEASE
Release Date: June 9, 2015
MATTHEWS INTERNATIONAL CORPORATION SIGNS DEFINITIVE AGREEMENT
  TO ACQUIRE AURORA CASKET COMPANY
•	ACQUISITION EXPECTED TO BENEFIT FUNERAL HOME CUSTOMERS BY COMBINING THE CAPABILITIES AND OFFERINGS OF MATTHEWS AND AURORA.
•	TRANSACTION PURCHASE PRICE IS $214 MILLION; AURORA'S 2014 REVENUES WERE $142 MILLION WITH ADJUSTED EBITDA OF APPROXIMATELY $21 MILLION.
•	COMBINATION EXPECTED TO ACHIEVE $15 TO $20 MILLION IN ANNUAL COST SYNERGIES.
PITTSBURGH, PA, June 9, 2015 – Matthews International Corporation (NASDAQ GSM: MATW) ("Matthews" or the "Company") today announced that the Company has signed a definitive agreement to acquire Aurora Casket Company ("Aurora") from Kohlberg & Company.  Aurora is a well-respected manufacturer and distributor of caskets and other products to funeral homes across the United States. In the year ended December 31, 2014, Aurora's revenues were $142 million with adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) of approximately $21 million.
Under the terms of the transaction, Matthews will purchase Aurora's stock for $214 million in cash on a debt-free basis subject to a working capital adjustment.   Additional consideration of $10 million is payable contingent upon the achievement of a specified increased level of adjusted EBITDA for the last full twelve (12) months prior to the closing. The combination is ultimately expected to achieve $15 to $20 million in annual cost synergies. The transaction is expected to close in the quarter ending September 30, 2015, subject to the receipt of regulatory approvals.
Matthews plans to integrate Aurora within its existing Memorialization Segment, which is a leading total solutions provider to the funeral and cemetery industries. The Matthews Funeral Home Products operations will be combined with Aurora to form Matthews Aurora Funeral Solutions.
Matthews and Aurora share established traditions of providing funeral homes with the highest quality products and outstanding service. The joining of these two industry players will offer their customers a compelling opportunity, bringing together their best products, marketing programs, and services.  Customers will continue to receive an extensive casket selection, exemplary delivery service, industry-leading marketing programs and continuity of experienced sales support.
Joseph C. Bartolacci, President and Chief Executive Officer of Matthews, stated, "The Aurora acquisition advances Matthews strategic vision for growth, and we expect it to create significant shareholder value. We expect the integration to generate substantial synergies by eliminating redundant costs without impacting customer service. This will allow us to build even greater capabilities and continue to be competitive in an ever-changing marketplace with a growing number of competitive alternatives."

Steven D. Gackenbach, Group President for Matthews Memorialization, stated, "Matthews and Aurora share a legacy of deep commitment to serving the funeral industry, and the new Matthews Aurora will be committed to maintaining the exceptional product quality, sales support, customer service and delivery for which both companies are known. We greatly respect the Aurora organization and its heritage, and look forward to uniting our two companies. Matthews and Aurora were both strong independently but together we possess tremendous capabilities to better serve our customers."
Michael R. Quinn, President and CEO of Aurora stated, "We see tremendous potential in combining Aurora with Matthews International Corporation, forming the most progressive industry supplier committed to helping funeral homes grow and succeed. Our company missions are similar, our geographic footprints are complementary, and we know that the new Matthews Aurora Funeral Solutions will continue Aurora's tradition of helping to celebrate every life and creating healing moments for families."
Matthews International Corporation
Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a provider principally of brand solutions, memorialization products and industrial automation solutions. Brand solutions include graphics imaging products and services, and merchandising solutions. Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Industrial automation solutions include marking products and fulfillment systems. The Company's products and services include brand development, deployment and management; printing plates and cylinders; pre-media services and imaging services for consumer packaged goods and retail customers; merchandising display systems and marketing and design services; cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products, cremation equipment and cremation-related products; mausoleums; marking and coding equipment and consumables, and industrial automation products and order fulfillment systems for identifying, tracking, picking, and conveying various consumer and industrial products. For more information, visit www.matw.com.

       Aurora Casket Company
       Founded in 1890, Aurora Casket Company provides a full range of burial, cremation, and technology products to funeral home clients that help to celebrate every life and create healing moments for families. Aurora has a long tradition of producing quality products and offering its customers excellent sales and service support. For more information, visit www.auroraadvantage.com.
       Forward-Looking Statements
       Any forward-looking statements in connection with this press release are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ from those presented herein include the impact of the transaction on relationships with customers, employees and third parties, the inability to obtain, or delays in obtaining cost savings and synergies from the transaction, as well as other risks that are set forth in the Company's Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission ("SEC").
Investor contact:                                                Steven F. Nicola
Chief Financial Officer and Secretary
(412) 442-8262

Media contact:                                                Mandy Dlugos
Director, Marketing Communications, Memorialization
(412) 995-1607